Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-218015, 333-197086, 333-174105, 333-151789, 333-150454 and 333-147274) on Form S-8 of American Public Education, Inc. and Subsidiaries of our report dated February 27, 2018, relating to the consolidated financial statements and the financial statement schedule of American Public Education, Inc. and Subsidiaries, appearing in this Annual Report on Form 10-K of American Public Education, Inc. and Subsidiaries for the year ended December 31, 2019.

/s/ RSM US LLP
Richmond, VA
March 10, 2020